Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Stockholders
FNB Bancorp and Subsidiary


We consent to the incorporation by reference in the registration statements on Form S-8 of FNB Bancorp (No. 333-91596, 333-98293 and 333-106363) of our report dated March 14, 2007 with respect to the consolidated balance sheets of FNB Bancorp and Subsidiary as of December 31, 2006 and 2005 and the related consolidated statements of earnings, stockholders' equity and comprehensive income and cash flows for the two years ended December 31, 2006, and in our same report, with respect to FNB Bancorp and Subsidiary, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-KA.


/s/ Moss Adams LLP


Stockton, California
October 31, 2007